Exhibit 3.8

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMPREHENSIVE CARE CORPORATION

Comprehensive Care Corporation (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 1969 and was amended pursuant to the filing of (a) a Restated Certificate of Incorporation filed on February 22, 1995, (b) a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed on June 14, 2005, (c) a Certificate of Amendment to Restated Certificate of Incorporation filed on November 3, 2005, (d) a Certificate of Amendment to Restated Certificate of Incorporation filed on March 21, 2006, (e) Certificate of Designation, Preferences and Rights of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock filed on January 16, 2009, (f) a Certificate of Designation, Preferences, and Rights of Series D Convertible Preferred Stock filed on March 31, 2009, (g) a Certificate of Elimination of Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed on March 31, 2009, (h) an Amended and Restated Certificate of Incorporation filed on June 17, 2009, (i) a Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock on June 23, 2009, and (j) a Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on December 28, 2010.

2. The Corporation hereby certifies that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was adopted by the Board of Directors of the Corporation and by the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation of the Corporation shall be amended as follows:

The first paragraph of Article FOURTH is hereby amended and restated in its entirety to read as follows:

“FOURTH. The corporation shall have authority to issue two classes of shares of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the corporation shall have authority to issue shall be five hundred and one million (501,000,000) shares. The total number of shares of Preferred Stock which the corporation shall have authority to issue shall be one million and (1,000,000) shares and each such share of Preferred Stock shall have a par value of fifty dollars ($50.00) per share. The total number of shares of Common Stock which the corporation shall have authority to issue shall be five hundred million (500,000,000) shares and each such share of Common Stock shall have a par value of one cent ($0.01) per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer this 13th day of January, 2012.

/s/ Clark Marcus
Name: Clark Marcus Title: Chairman of the Board and Chief Executive Officer